Exhibit 15.3

By Email

Guardforce AI Co., Limited

10 Anson Road

#28-01 International Plaza

Singapore 079903

April 21, 2026

Dear Sir or Madam,

RE: CONSENT OF SHIHUI PARTNERS

We hereby consent to the reference of our name to Shihui Partners under the captions “Risk Factors - Risks Related to Doing Business in China” in the Registration Statement on Form 20-F of Guardforce AI Co., Limited, for the year ended at December 31, 2025, which is to be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement on Form 20-F.

In giving such consent, we do not thereby admit that we are “experts” or otherwise come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Shihui Partners

Shihui Partners